EXHIBIT 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of August 24, 2009 (“Effective Date”) by and between IA Global, Inc., a Delaware corporation (the “Company”) and Mark Scott (“Executive”).

Background

A.         The Company and Executive previously entered into that certain Employment Agreement dated as of September 5, 2007 (“Original Agreement”).

B.         The parties desire to modify the relationship between Executive and the Company and to amend and restate the Original Agreement with respect to its terms in the manner particularly set forth below.

Agreement

In consideration of the mutual promises, covenants and agreements herein contained, intending to be legally bound, the parties agree as follows:

1.         Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve, subject to the provisions of the Agreement, as an employee of the Company in the position of Chief Financial Officer. Executive will perform all services and acts reasonably necessary to fulfill the duties and responsibilities of his position and will render such services on the terms set forth herein and will report to the Chief Executive Officer and the Company’s Board of Directors (the “Board”). Executive will have such other executive and managerial powers and duties with respect to the Company as may reasonably be assigned to him by the Chief Executive Officer and the Board, to the extent consistent with his positions and status as set forth above. Executive agrees to faithfully perform the lawful duties assigned to him pursuant to this Agreement to the best of his abilities and to devote all of his business time and attention to the Company’s business and not to any other business. Notwithstanding the foregoing, Executive may (a) serve on civic or charitable or not-for-profit industry related organizations, (b) engage in charitable, civic, educational, professional community and/or industry activities without remuneration therefor and (c) manage personal and family investments, so long as such activities do not interfere with the performance of Executive’s duties under this Agreement. Executive also may serve on the board of directors or advisory committee of other for-profit enterprises subject to the consent of the Chief Executive Officer and the Board, which shall not be unreasonably withheld.

2.         Term. This Agreement is for a one-year period (the “Term”) commencing on the Effective Date hereof and terminating on the first anniversary of the Effective Date, or upon the date of termination of employment pursuant to Section 8 of this Agreement; provided, however, that the Term may be extended as mutually agreed to by the parties.

3.         Place of Performance. Executive may perform his duties and conduct his business on behalf of the Company at remote locations of his choosing by telecommuting; provided that such practice shall not substantially interfere with the performance of Executive’s duties hereunder.

4.         Compensation.

(a)        Salary. Executive shall be paid a salary at the annual rate of $96,000 (the “Salary”), payable in accordance with the Company’s regular payroll practices, subject to all applicable withholdings, including taxes.

(b)        Performance Bonuses. Executive will be eligible to receive a discretionary performance bonus in the event the Company reaches certain performance measures and/or milestones established by the Compensation Committee of the Board or the entire Board. All bonuses payable under this Section 4(b) will be subject to all applicable withholdings, including taxes.

(c)        Accrued Pay.       Provided Executive does not revoke this Agreement or his release pursuant to the Limited Right to Revoke contained herein, then in full satisfaction of any and all accrued but unpaid salary, vacation pay, benefits, and expenses reimbursement up to the Effective Date, Executive will be paid a lump sum of US$41,667 for payroll and expenses totaling $1,498 in the aggregate. Should Executive seek any payment beyond this for amounts accrued up to the Effective Date, then any such amounts paid will reduce the amount, if any, owed under this Agreement at the Company’s discretion.

(d)        Stock Incentive. Provided Executive does not revoke this Agreement or his release pursuant to the Limited Right to Revoke contained herein, Executive will be entitled to 200,000 shares of Restricted Stock and an Option to purchase 300,000 shares of the Company’s common stock at an exercise price equal to the then current market price on the date of grant. Both of the foregoing awards will be granted under the Company’s 2007 Stock Incentive Plan pursuant to the Company’s standard form of award agreements.

5.         Business Expenses. During the Term, the Company will reimburse Executive for all reasonable business expenses incurred by him in connection with his employment and the performance of his duties as provided hereunder, upon submission by the Executive of receipts and other documentation in conformance with the Company’s normal procedures for executives of Executive’s position and status.

6.         Vacation. During the Term, The Executive shall be entitled to 15 vacation days per year, to accrue (except in the case of holidays) pro rata on a daily basis beginning on the Effective Date. Unused vacation days will be carried over each year.

7.         Benefits. During the Term, Executive will be eligible to participate fully in all benefit plans available to senior officers of the Company generally, as the same may be amended from time to time by the Board, which shall include family medical insurance, term life insurance, term disability insurance, dental insurance, a Simple IRA, and annual travel policy (including medical for international travel). Such benefits shall be made available subject to and on a basis consistent with the terms, conditions (including the cost of the benefits to the Executive) and overall administration of such plans and arrangements and the Company’s practices with respect to such plans.

8.         Termination of Employment.

(a)        Notwithstanding any provision of this Agreement to the contrary, the employment of Executive hereunder will terminate on the first to occur of the following dates:

(i)         the date of Executive’s death;

(ii)        in the event that Executive has experienced a Disability (as defined below), the date on which the Company gives Executive notice of termination on account of Disability;

(iii)       in the event that Executive has engaged in conduct that constitutes Cause (as defined below), the date on which the Company gives notice of termination for Cause;

(iv)       expiration of the Term; or

(v)        the date on which the Company gives Executive notice of termination for any reason other than the reasons set forth in Sections 8(a)(i) through (iv) above.

(b)        For purposes of this Agreement, “Disability” will mean an illness, injury or other incapacitating condition as a result of which Executive is unable to perform, with reasonable accommodation, the services required to be performed under this Agreement for 10 consecutive days during the Term. Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Company from time to time. Any determination as to the existence of a Disability will be made by a physician mutually selected by the Company and Executive.

(c)        For purposes of this Agreement, “Cause” will mean the occurrence of any of the following events, as reasonably determined by the Board:

(i)         Executive’s willful and continued refusal to substantially perform his duties hereunder;

(ii)        Executive’s conviction of a felony, or his guilty plea to or entry of a nolo contendere plea to a felony charge; or

(iii)       Executive’s breach of any material term of this Agreement or the Company’s written policies and procedures, as in effect from time to time.

9.         Compensation in Event of Termination. Upon termination of this Agreement and Executive’s employment, the Company will have no further obligation to Executive except to pay the amounts set forth in this Section 9.

(a)        In the event Executive’s employment is terminated pursuant to Section 8(a)(i), (ii), (iii) or (iv) on or before the expiration of the Term, Executive will be entitled to payment of any earned but unpaid Salary through the date of termination. Any bonuses, fees or payments due to Executive under Section 4(b) above as of the date of termination shall be paid to Executive as set forth therein.

(b)        In the event Executive’s employment is terminated pursuant to Section 8(a)(v) on, before or after the expiration of the Term, and provided that Executive executes a valid release of any and all claims that Executive may have relating to his employment against the Company and its agents, including, but not limited to, its officers, directors and employees, in a form provided by the Company and that contains a 12-month non-solicitation clause, Executive will be entitled to receive 12 months of Salary, all of which, at the sole discretion of the Company, shall be paid in a lump sum or in accordance with normal continuing payroll practices, and in all cases subject to all applicable withholdings and taxes. Any bonuses, fees or payments due to Executive under Section 4(b) above as of the date of termination shall be paid to Executive as set forth therein.

10.       Release. Executive will forever release for himself, his marital community, and his respective heirs and/or assigns, the Company and any and all of its subsidiaries, parents, directors, officers, employees, equity holders, agents, representatives, attorneys, insurers, predecessors, successors and assigns (collectively, the “Released Entities”), from ANY AND ALL RIGHTS, CLAIMS, DEMANDS, CAUSES OF ACTION, OBLIGATIONS, DAMAGES, PENALTIES, FEES, COSTS, EXPENSES, AND LIABILITIES OF ANY NATURE WHATSOEVER, WHICH EMPLOYEE HAS, HAD, OR MAY HAVE HAD AGAINST THE COMPANY OR ANY OR ALL OF THE RELEASED ENTITIES IN CONNECTION WITH ANY CAUSE OR MATTER WHATSOEVER, WHETHER KNOWN OR UNKNOWN TO THE PARTIES AT THE EFFECTIVE DATE AND EXISTING FROM THE BEGINNING OF TIME TO THE EFFECTIVE DATE AND INCLUDING, WITHOUT LIMITATION, ALL MATTERS RELATED TO THE ORIGINAL AGREEMENT AND ANY REPRESENTATIONS OR COVENANTS MADE THEREIN, EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR ANY SUBSIDIARY AND THIS AGREEMENT.

By signing this Agreement, Executive agrees to FULLY WAIVE AND RELEASE ALL CLAIMS without limitation, such as attorneys’ fees, and all rights and claims arising out of, or relating to, the Original Agreement and any representations or covenants made therein, and his employment with the Company, including, BUT NOT LIMITED TO, any claim or other proceeding arising under:

•	The Civil Rights Act of 1866 (“Section 1981”);
•	Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991 (“Title VII”);
•	The Americans with Disabilities Act (“ADA”);
•	The Age Discrimination in Employment Act (“ADEA”);
•	The Labor Management Relations Act (“LMRA”);
•	The National Labor Relations Act (“NLRA”);
•	The Fair Labor Standards Act (“FLSA”);
•	The Family and Medical Leave Act of 1993 (“FMLA”);
•	Any Georgia equivalent of the Civil Rights Act;
•	Any Georgia equivalent of the Employment Protection Act;
•	Any common law or statutory cause of action arising out of Executive’s employment with the Company; and/or
•	Any common law or statutory cause of action arising out of the termination and restatement of the Original Agreement.

This Agreement may be used to completely bar any action or suit before any court, arbitral, or administrative body with respect to any claim under federal, state, local, or other law relating to this Agreement, the Original Agreement and any representations or covenants made therein, or to Executive’s employment with the Company or any subsidiary.

Notwithstanding any term or conditions of this Agreement to the contrary, Executive does not release the Company or any of the Released Entities, and none of the terms or conditions of this Section 10 will apply to, any rights, claims, demands, causes of action, obligations, damages, penalties, fees, costs, expenses, and liabilities (i) arising out of or relating to this Agreement, (ii) arising under the indemnification provisions of the Company’s Certificate of Incorporation and Bylaws, and/or (iii) that may arise after the Effective Date.

11.       Acknowledgments. The parties, by their execution of this Agreement, affirm that the following statements are true:

(a)        The Original Agreement is terminated and replaced in its entirety by this Agreement.

(b)        Executive has not right to severance as a result of the termination of the Original Agreement.

(c)        The parties have been given the opportunity to, and have, read this entire Agreement, and have had all questions regarding its meaning answered to their satisfaction.

(d)        This Agreement is written in a manner understood by the parties, and they fully understand its content, and understand that it is a FULL WAIVER AND RELEASE OF ALL CLAIMS, except as otherwise provided herein. Executive expressly understands this FULL WAIVER AND RELEASE OF ALL CLAIMS includes his existing rights or claims under the ADEA, Section 1981, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991.

(e)        Executive represents and warrants that he has thoroughly discussed all aspects of this Agreement with counsel of his choosing, and that he has carefully read and fully understands all of the provisions of this Agreement, including the fact that he is releasing all claims and potential claims against the Company and the Released Entities, and that he is entering into this Agreement, without coercion, and with full knowledge of its significance and the legal consequences thereof. Executive represents and warrants that as part of this Agreement, he is releasing and waiving any claims he believes he may have under the Age Discrimination in Employment Act.

(f)        Executive acknowledges that other than the amounts specified in Section 4(c), the Company has paid all wages and other amounts owed to him and that he is due no additional compensation for services rendered or reimbursement for expenses incurred.

(h)        A copy of this Agreement was delivered to Executive on August 17, 2009. Executive is advised that he has 21 days from the date he is presented with this Agreement to consider this Agreement. If Executive executes this Agreement before the expiration of 21 days, he acknowledges that he has done so for the purpose of expediting the payment of the consideration provided for herein, and that he has expressly waived his right to take 21 days to consider this Agreement.

12.       Confidentiality. Executive covenants and agrees that he will not at any time during or after the end of the Term, without written consent of the Company or as may be required by law or valid legal process, directly or indirectly, use for his own account, or disclose to any person, firm or corporation, other than authorized officers, directors, attorneys, accountants and employees of the Company or its Affiliates (as defined below), Confidential Information (as hereinafter defined) of the Company. As used herein, “Confidential Information” of the Company means information about the Company of any kind, nature or description, including but not limited to, any proprietary information, trade secrets, data, formulae, supplier, client and customer lists or requirements, price lists or pricing structures, marketing and sales information, business plans or dealings and financial information and plans as well as papers, resumes and records (including computer records) that are disclosed to or otherwise known to Executive as a direct or indirect consequence of Executive’s employment with the Company, which information is not generally known to the public or in the businesses in which the Company is engaged. Confidential Information also includes any information furnished to the Company by a third party with restrictions on its use or further disclosure.

13.       Non-Disparagement. During and after the Term, each of Executive and the Company covenants and agrees that he/it will not make disparaging or derogatory comments about the other party, or any of its or its Affiliate’s respective directors, officers, employees, suppliers, customers, distributors, sales representatives, licensees, business, operations, products or services.

14.       Intellectual Property. The Executive agrees that any and all ideas, concepts, processes, discoveries, improvements and inventions conceived, discovered, made, designed, researched or developed by the Executive either solely or jointly with others, during the Executive’s employment with the Company and for the six months thereafter, which relate to the Company’s business or resulting from any work the Executive does for the Company (collectively the “Intellectual Property”), is the Intellectual Property of the Company. The Executive hereby irrevocably assigns and grants to the Company all his right, title and interest in and to said Intellectual Property. The Executive agrees to deliver to the Company all papers, documents, files, electronic data or media, reasonably requested by the Company in connection therewith. Without limiting the foregoing, the Executive acknowledges that any and all Intellectual Property, and any and all other property of the Company protectable by patent, copyright or trade secret law, developed in whole or in part by the Executive in connection with the performance of services to the Company as an employee, are the sole property of the Company.

15.       Dispute Resolution. Except for an action exclusively seeking injunctive relief, any disagreement, claim or controversy arising under or in connection with this Agreement, including Executive’s employment or termination of employment with the Company will be resolved exclusively by arbitration before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “Rules”), provided that, the arbitrator will allow for such discovery as would otherwise be allowed under the Arizona Code of Civil Procedure, including access to essential documents and witnesses; provided further, that the Rules will be modified by the arbitrator to the extent necessary to be consistent with applicable law. The arbitration will take place in Phoenix, AZ. The award of the arbitrator with respect to such disagreement, claim or controversy will be in writing with sufficient explanation to allow for such meaningful judicial review as permitted by law, and that such decision will be enforceable in any court of competent jurisdiction and will be binding on the parties hereto. The remedies available in arbitration will be identical to those allowed at law. The arbitrator will be entitled to award reasonable attorneys’ fees to the prevailing party in any arbitration or judicial action under this Agreement, consistent with applicable law. The Company and Executive each will pay its or his own attorneys’ fees and costs in any such arbitration, provided that, the Company will pay for any costs, including the arbitrator’s fee, that Executive would not have otherwise incurred if the dispute were adjudicated in a court of law, rather than through arbitration.

16.       Binding Agreement.

(a)        This Agreement is a personal contract and the rights and interests of Executive hereunder may not be sold, transferred, assigned, pledged, encumbered or hypothecated by him, provided that all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by Executive’s personal or legal representatives, executors, heirs, administrators, successors, distributors, devisees and legatees.

(b)        In addition to any obligations imposed by law, any successor to Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the assets of the Company, is bound by this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

17.       Enforceability. Executive represents and warrants to and covenants with the Company as follows:

(a)        Executive acknowledges and agrees to the adequacy and receipt of the Salary and other benefits provided to Executive under this Agreement for each of the covenants set forth in this Agreement, and that the Company regards Executive’s commitment to abide by such covenants as an essential condition to the Company’s agreement to enter into this Agreement and to pay Executive such benefits.

(b)        Executive acknowledges and agrees that the covenants set forth in this Agreement are reasonably necessary for the protection of the interests of the Company, are reasonable as to duration, scope and territory, and are not unreasonably restrictive of Executive.

(c)        The Company’s remedy at law for breach of any of the covenants set forth in this Agreement will be inadequate. In addition to any other rights or remedies that the Company may have, Employer shall be entitled to injunctive relief, without posting bond.

18.       Return of Company Property. Executive agrees that following the termination of his employment for any reason, he will promptly return all property of the Company, its Affiliates and any divisions thereof he may have managed that is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing, as well as any materials or equipment supplied by the Company to Executive.

19.       Entire Agreement. This Agreement and all exhibits and attachments hereto, supersede all prior agreements, whether written or oral, between the parties with respect to its subject matter (including, without limitation, the Original Agreement and any letter of intent, conceptual agreement, or e-mail communication) and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to their subject matter discussed or presented. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

20.       Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Executive and by a duly authorized officer of the Company. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants will not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.

21.       Notices. Any notice to be given hereunder will be in writing and will be deemed given when delivered personally, sent by courier or fax or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

To Executive at:

Mark Scott

To the Company at:

IA Global, Inc.

101 California Street, Suite 2450

San Francisco, CA 94111

Attention: CEO

With a copy (which shall not constitute notice hereunder) to:

Daniel M. Mahoney, Esq.

Snell & Wilmer L.L.P.

One Arizona Center

400 East Van Buren St.

Phoenix, Arizona 85004

Phone: (602) 382-6206

Fax: (602) 382-6070

Any notice delivered personally or by courier under this Section will be deemed given on the date delivered. Any notice sent by fax or registered or certified mail, postage prepaid, return receipt requested, will be deemed given on the date faxed or mailed. Each party may change the address to which notices are to be sent by giving notice of such change in conformity with the provisions of this Section.

22.       Severability. In the event that any one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement will be held to be excessively broad as to duration, activity or subject, such provisions will be constructed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

23.       Survivorship. The respective rights and obligations of the parties hereunder will survive any termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

24.       Each Party the Drafter. This Agreement and the provisions contained in it will not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

25.       Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Arizona, without regard to its conflicts of laws principles.

26.       Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

27.       Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

This is a Release. Read Before Signing.

LIMITED RIGHT TO REVOKE

Executive may revoke this Agreement at any time within seven days following his execution of the Agreement (“Revocation Period”). Such revocation must be provided in writing and received during the seven day revocation period. To be effective, the revocation must be received by the following:

Chief Executive Officer

IA Global, Inc.

_____________________

______________________

If Executive revokes this Agreement, then the Company shall have no obligation to make any of the awards or satisfy any of the covenants under this Agreement. Executive understands that this Agreement will not become effective or enforceable until after the expiration of the Revocation Period with no revocation by Executive.

IA GLOBAL, INC.	EXECUTIVE

/s/ Brian Hoekstra	/s/ Mark Scott
By: Brian Hoekstra	Mark Scott

Its: Director

[MARK SCOTT EMPLOYMENT AGREEMENT]